EXHIBIT 99.1

February 26th, 2008

ASM International N.V.

J. van Eijcklaan 10

3723 BC Bilthoven

The Netherlands

Mr. A.H. del Prado Chairman of the Management Board

Dear Sirs:

We are writing to follow up on the meeting between the team of experts from the wafer processing industry and senior members of the management of ASM International N.V. (“ASMI”) that took place in Bilthoven on February 18, 2008. We felt it was important for the team to meet with you again to facilitate a constructive discussion of our plans and proposals, including the appointment of the team to the board of ASMI. However, we would have preferred that members of ASMI’s Supervisory Board had been present for the meeting.

We trust that this meeting further highlighted to you the strategic issues facing ASMI and the important operational decisions that ideally need to be taken in early 2008 to position the Company successfully for the next cyclical upturn with the right mix of technologies, products and customers. Additionally, we believe we have established that the high caliber of the individual experts involved, their detailed 3-year plan to significantly improve ASMI’s front-end business and, importantly, their unique ability to make the changes necessary to deliver real value to all stakeholders are substantially superior to the status quo.

As you know, in the interest of the Company and its stakeholders we believe this team needs to be fully empowered to deliver the step-change in performance that is necessary and possible. We would be concerned if instead you preferred to protect certain management board members’ positions rather than considering the merits of our proposals. Given the impact of the potential improvements – a valuation gap of approximately €900 million in your front-end business – we are determined to see our proposed management and governance changes as set out in our letter of January 14, 2008 implemented fully and in a timely manner.

In your letter of February 11, 2008 you offered a meeting of your Management Board and Supervisory Board with ourselves to discuss your response to our plans. We kindly ask that this meeting is held at your earliest convenience. In light of the pressing nature of the changes that need to be made to secure ASMI’s long term future, we would expect that ASMI’s Supervisory Board, in recognition of its fiduciary duties, will support our proposals.

We anticipate that other shareholders and interested parties may wish to familiarize themselves with our plans and proposals. In the interest of transparency, and with the consent of the team of experts, we have therefore simultaneously with this letter filed the business plan presentation that the team of experts originally shared with you on January 10, 2008 (redacted to exclude commercially sensitive matters). For reference, a copy thereof is attached to this letter. For the benefit of all stakeholders we may at the appropriate time wish to present the team and their business plan directly to other shareholders.

We look forward to hearing from you.

Yours sincerely,

On behalf of Fursa Alternative Strategies LLC,

Cor Timmermans

CC:	Mr. A.J.M. van der Ven, Member of the Management Board
CC:	Mr. P.C. van den Hoek, Chairman of the Supervisory Board

Enclosures

Presentation by team of experts to members of ASMI Supervisory Board and Management Board dated January 10, 2008 (redacted)

A new vision for ASMI

Unlocking value by creating a

stronger company with a sound

growth strategy for the future

10 January 2008

Important notice

This presentation was prepared by a team of experts from the wafer processing equipment industry (“Team”) on a confidential basis for use solely by the Supervisory Board and the Management Board of ASMI N.V. (“ASMI”). The presentation sets out certain proposals for ASMI taking into account publicly available information including ASMI’s annual reports and accounts and other periodic statements published by it, as well as market intelligence relating to ASMI and certain analyses prepared independently by ASMI shareholders and their respective financial and legal advisors. The Team has assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or furnished to it by ASMI shareholders or their respective advisors, and it does not assume any responsibility or liability in relation thereto.

This presentation includes several projections and forward-looking statements. These projections and statements are based on the current expectations of the Team and are naturally subject to risk and uncertainty as well as changes in circumstances. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such projections or forward-looking statements. The Team does not undertake to update or revise the projections or forward-looking statements contained herein, whether as a result of new or additional information becoming available to it, future events or otherwise.

This presentation is provided solely for discussion purposes with the Supervisory Board and the Management Board of ASMI and should not be relied upon and shall not confer rights or remedies upon any officer of ASMI, any holder of securities of ASMI or any other person. It cannot be construed as an offer to buy or sell securities, or a solicitation of an offer to buy or sell securities.

This presentation may not be used for any other purpose, or reproduced (other than for the Supervisory Board and the Management Board of
ASMI), disseminated or quoted at any time and in any manner without the prior written consent of the Team.

The Team has carefully considered the question whether it is appropriate to make this presentation public. The Team is of the opinion that in the interest of transparency concerning the ongoing contacts with ASMI, the presentation should be made public. Both in the press and in correspondence between shareholders and ASMI, part of which has become public, reference is made to the presentation. We feel that the market should now be able to better judge the ongoing discussions between ASMI and some of its shareholders and this presentation will foster that purpose.

2

                                 Executive summary                                                           4

                                 The need for change                                                11

                                 A new plan for ASMI                                                15

                                 Value creation                                                                                       24

                                 Next steps                                                                                                                  30

                              Appendix                                                                                                                          33

Agenda

1

2

3

4

5

Executive Summary

CHANGE IN

MANAGEMENT

CHANGE IN

GOVERNANCE

CHANGE IN

STRUCTURE

+

No value attributed to Front-end

activities

Market remains sceptical towards ASMI’s ability
to achieve peer-level margins for the business

New ASMI team can unlock value

Tactical refocus on certain applications

Repair fundamental weaknesses and
address threats

Embark on profitable growth path

= up to €900m of value to be unlocked

+

Executive Summary

Shrinking customer base

Action is needed now to position ASMI for when markets recover

Gross margin pressure

Increasing customer bargaining power

Need for critical mass

Maintain investment in R&D

Product focus

TODAY: <10 MAJOR CLIENTS

1970s: 30-40 MAJOR CLIENTS

Why now?

Why now (2)?

“After 45nm, the world’s five major process camps will control the development of, and access to, basic process technology.

When the 32nm process comes along, it will be derived from only four or five sources and the number of non-foundry, non-memory chip firms able to afford their own manufacturing facilities will be numbered on the fingers of one hand.

In 2010, 32nm is expected to move into volume production and, apart from the memory manufacturers and the foundries, who will have a leading edge fab?

Intel, IBM, Matsushita, certainly, AMD and Renesas, maybe. And that is about it.”

Electronics Weekly, 22 November 2007

Why now (3)?

Urgent action is required

Poor quartz engineering can lead to rapid loss of market share in
Vertical Furnaces

Develop UV cure for interlayer dielectrics needed for 45/32 nm (hole in product portfolio)

Fix the safety issues attached to the EPI reactor

Intel will make its choice for 32nm equipment by December 2008;
shortcomings must have been repaired well before end 2008

Develop ALD into textbook commercial success (AMAT style) before competition catches up

Where is ASMI struggling?

Excellent track record of innovation and product/technology portfolio

BUT: mismatch of product/technology portfolio with organisational capabilities

In particular, sales and marketing lack efficiency

Matching of products and customers

Account management

Customer (dis)satisfaction

X

X

Global
commercialisation

Operational cost control

Innovation

+

How can ASMI be a winner?

New materials and process complexity create significant opportunities for applications-focused solutions built on proven platforms – Application understanding and experience are critical

Targeting €700 million revenue and operating margins above peer group average by 2010

OPERATIONAL

EXCELLENCE

    Move
manufacturing and
supply chain to
Asia

    Improve product
focus

    Reduce number of
platforms

    Enhance R&D
efficiency

MARKET SHARE

GAINS

    Leverage new
management
relationships

    Enhanced PECVD
productivity for
commodity film
market1

    World class
engineering

    Positioning on
BEOL2

EXPAND

AVAILABLE

MARKET

        Expansion of
PECVD application
base (NCP)

    ALD for logic
gates

    PEALD for DRAM
capacitors

    Establish sound
account
management

Notes:

1 70% of the $1.5bn PECVD film market is commodity and litho films (does not appear to be addressed at present)

2 Growing number of layers, process steps and tool requirements at BEOL relative to FEOL, e.g., 20 to 30 tools required vs. 2 to 3 for transistors

The need for change

Applied materials vs ASMI

Implied market value of Front-End is low/negative on a market fully-diluted basis

Management actions have created no value to date

Valuation relative to peers

Peer valuation levels suggest a €900m value gap

A new plan for ASMI

A new plan for ASMI to strengthen the Company

Operational excellence

Market share gains

Growth of total available market

A three-pronged approach to unlock ASMI’s value

1

2

3

Operational excellence - Key measures - 1

Change definition of success: Focus on profitability & growth in key areas

Discontinue non-profitable lines, divest products

Focus development on growing sectors like NCP

Focus on execution of strategy and improve operational effectiveness

Establish results-oriented culture

Identify key contributors within organisation and add senior managers where needed

Revise compensation structure - should be results-driven

Increase individual accountability

Improve employee morale and satisfaction around commercialisation and cost control

Continue to reward and foster innovation

Identify and retain the key employees for R&D, new product development, innovation and especially commercialisation

Bring new talent to the company to improve the company’s ability to execute operationally against tight deadlines

Operational excellence - Key measures - 2

Grow faster than the industry

Market share gains in PECVD and EPI

Move fast in ALD, new products and applications by improved commercialisation

Improve R&D efficiency and foster growth in emerging businesses (NCP)

Build industry alliances – e.g. ASML in Lithography, IBM, Flash partners

Significantly improve margins

Product portfolio management - commonality

Operational consolidation—current product “silos”

On-time performance, quality, non-compliance reduction

Spares and service sector performance

Reduce capex and increase FCF

Sell or shut down non-core R&D assets and sub-scale activities with limited competitive differentiation

Consolidate fixed-asset base, manufacturing and R&D locations

Reduce inventory, improve DSOs

Strengthen the product portfolio

Real opportunities to increase market share & Total available market

Opportunity

Options

Upside potential

EPI

Remedy product issues to reverse market

share

loss

SIC for NMOS

3

–

4% market share gain in EPI

Market opportunity of US$50m in 2 years

NCP

Increase resources allocated to the project to

capture th

is current market opportunity

Focus on NCP applications for PECVD on

Dragon platform

3

–

5% market share gain

Market opportunity of US$800m by end

2009

ALD & PEALD

Focus on ALD for logic gates

Focus on PEALD for DRAM capacitors (batch

process)

Ma

rket opportunity of US$150m in 2

-

3

years

PECVD

Position product for 32nm by accelerating the

development of UV technology

Regain ground lost to AMAT by introducing 3

-

twin chamber Dragon

4

–

5% market share gain

New materials

for new

applicat

ions

Leverage ASMI’s core competencies in

materials and process technology

Use of ALD for elk pore sealing MOCVD

applications and CU/barrier seed

Estimated US$50m growth in available

market within 2 years

Application focus to grow total available market

Increase in total available market from $4.1bn to $5.5bn within 3 years

Gross margin improvement

Target gross margin improvement of over 10% within 3 years

Operational efficiencies

Target opex reduction of 3% to 5% of sales within 3 years

Base case business plan highlights

Value creation

2010 potential upside of our proposals: Revenue

Targeting €700m+ revenue in 2010

2010 base case: Gross profit

Targeting over 10% increase in gross margin by 2010

2010 impact of our proposals: EBIT

From 3.8% in 2007 to target c. 20% EBIT margin in 2010

Estimated net restructuring costs

Total estimated net restructuring impact of €51m

Balance sheet & cash flow implications

No additional cash injection required under new plan

Next steps

Proposed new management and corporate governance

Proposed Board structure

Create an efficient one-tier board with the relevant skills and experience that will be effective in supporting the Company’s strategy

Proven individual track records of Board members

Wafer processing industry experience

International, and specifically Asian, capabilities

Fully compliant with best practices under Dutch Corporate Governance Code

Composition of Board to be discussed with shareholders

Seek recommendation from Supervisory Board regarding proposed changes

Options to procure the necessary changes

The proposed new Board structure and composition would need to be implemented within a short timeframe that would allow the Team to execute the business plan and deliver value to shareholders

There are two principal ways in which these changes could be procured

EGM / change of ASMI articles of association recommended by the Supervisory Board

Alternative transactional mechanisms, e.g., an exchange offer

If the Supervisory Board were to consider supporting an alternative mechanism, the Team understands that financial and legal advisers could be made available to the Supervisory Board at short notice to discuss such alternative mechanisms

Regardless of the mechanism, the Team would prefer if the Supervisory
Board recommended the implementation of the new Board structure and composition to the shareholders of ASMI

Public announcement by the Supervisory Board

Joint effort to implement change in a smooth, efficient way that is a success for all parties involved

In case the support of the Supervisory Board for the proposed changes cannot be obtained within a reasonable timeframe, which we suggest is 14 days, the Team understands that shareholders will individually consider their options which could include supporting an exchange offer or other mechanism which may be presented by Fursa

Appendix

Cost structure versus peers

Brokers forecasting major profitability gap with peers

Key balance sheet metrics

Working capital management below peer average

Productivity versus peers

ASMI's human capital is under-utilised